                                                                      Exhibit 99

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
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AT THE COMPANY
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Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
             ANNOUNCES IT HAS ENTERED INTO A CONTRACT TO ACQUIRE 16
                    PROPERTIES FOR APPROXIMATELY $91 MILLION

         Boston, Massachusetts- September 16, 2004-First Union Real Estate
Equity and Mortgage Investments (NYSE:FUR) announced today that it has entered into a contract to acquire up to 16 triple-net leased properties containing approximately 2.5 million gross square feet for a gross purchase price of approximately $91 million, including the assumption of approximately $31 million of existing debt on the properties, by way of a 1031 exchange. The equity required for this acquisition will be provided from all or a portion of the net proceeds from the sale of the Park Plaza property in June 2004 as well as potential third party debt sources. The acquisition is subject to First Union's due diligence review and existing right of first offers held by certain tenants.
If consummated, it is expected that the transaction will close during the fourth quarter of 2004.

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         Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about these matters and the risks generally with respect to First
Union can be found in First Union's Annual Report on Form 10-K and Quarterly
Reports on Form 10-Q filed with the Securities and Exchange Commission.

         First Union Real Estate Equity and Mortgage Investments is a
NYSE-listed real estate investment trust (REIT) headquartered in Boston,
Massachusetts.